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                                                       Exhibit 13


                                                       September 20, 1995

Value Line U.S. Multinational
 Company Fund, Inc.
220 East 42nd Street
New York, N.Y.  10017

Gentlemen:

    In connection with your sale to us today of 10,000 shares of common stock (the "Shares") in Value Line U.S. Multinational Company Fund, Inc. (the "Fund"), we understand that: (i) the Shares have not been registered under the Securities Act of 1933, as amended; (ii) your sale of the Shares to us is in reliance on the sale being exempt under Section 4(2) of the Act as not involving any public offering; and (iii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Shares for investment and for our own account as the sole beneficial owner thereof, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein. We hereby agree that we will not sell, assign or transfer the Shares or any interest therein except upon repurchase or redemption by the Fund unless and until the Shares have been registered under the Securities Act of 1933, as amended, or you have received on opinion of your counsel indicating to your satisfaction that such sale, assignment or transfer will not violate the provisions of the Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

    We further agree, pursuant to the requirements of the Staff of the Securities and Exchange Commission, that if any of the Shares are redeemed during the first five years of the Fund's operations by any holder thereof, we will reimburse the fund for its then unamortized organizational expenses in the same ratio as the number of Shares redeemed bears to the number of Shares held at the time of redemption.

    This letter is intended to take effect as an instrument under seal, shall be construed under the laws of New York, and is delivered at New York, New York, as of the date above written.

                                                       Very truly yours,


                                                       David T. Henigson
                                                       Vice President


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